Exhibit 99.1

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Pam and I will be your conference operator today. At this time I would like to welcome everyone to the PFSweb Second Quarter Earnings Conference Call. [Operator Instructions] It is now my pleasure to turn the floor over to our host, Todd Fromer, Managing Partner of KCSA. Sir, you may begin your conference.
Todd Fromer, Managing Partner, KCSA Worldwide

Thank you, Pam. Before turning the call over to management I’d like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, target, confident, and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties, and other factors that may affect PFSweb’s business, financial condition and operating results, which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed by PFSweb with the SEC to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During today’s call we’ll also present certain non-GAAP financial measures, EBITDA, adjusted EBITDA, non-GAAP net income, merchandise sales, and certain ratios that use these measures. In our press release with financial tables issued this morning, which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investors on the call and should be considered in addition to and not instead of GAAP measures. At this time it is now my pleasure to turn the floor over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman, Senior Partner and Chief Executive Officer

Thank you, Todd. Good morning, everyone. I’d like to welcome you to our second quarter 2008 conference call. With me today, as usual, Tom Madden, our Chief Financial Officer; and Mike Willoughby, President of our services business.

This morning we’ll provide you with an overview of our financial performance and some color on the events that highlight our momentum as we’ve sustained through the first half of 2008. Once we’re done with our prepared comments, Tom, Mike and I will be available to answer a few questions for you.

For the June quarter, we reported our fifth consecutive quarter of consolidated net income, which was driven by measurable growth in our combined services business segments. We’re also pleased to report adjusted EBITDA of $2.5 million and a non-GAAP net income of $0.4 million in the second quarter. We are particularly pleased with these results as they come at a difficult time for the economy and consumer spending. As Mike will address in a few minutes, our services business withstood these economic forces nicely so far this year.

In addition to the progress sustained in our services business, allow me to briefly mention some of the other key points in our business that we’ll highlight throughout the call. On the eCOST.com

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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front, the top-line results this quarter were impacted by a slowdown in sales in our business-to-business segment as well as continued focus on various margin enhancement programs that were designed to improve the overall financial performance and health of the eCOST business.
Further, our broadening of product line and expansion into the For The Home and Sports and Leisure products in the early part of the second quarter helped to provide higher margin product mix that aided margin growth this past quarter.

Also in the second quarter of 2008 we’ve reported merchandise sales of $631 million; that compares to about $649 million in the second quarter of 2007. We utilized merchandise sales as defined as a metric that we believe properly communicates the scale of our business. Our financial results reflect the continued success of our business model to drive greater leverage and scale through our technology and operational infrastructure while maintaining our sharp focus on quality and operational cost control.

With the stability in our business so far this year we believe the company is on track to achieve the financial targets that we set out for 2008 at the beginning of the year. This includes total consolidated revenues, excluding pass-through revenues, of approximately $445 million to $475 million and a consolidated adjusted EBITDA of $10 to $12 million for the year. We are targeting a non-GAAP net income, which excludes the impact of stock-based compensation and the amortization of identifiable intangible assets to be approximately $1 to $3 million for 2008. However, any further weakening in the U.S. economy may cause us to fall towards the lower end of the targeted range.

With this information as a quick backdrop, I’d like now to turn the call over to Mike, who will offer you some details on our services business and their results for the June quarter. Mike?
Michael Willoughby, Senior Partner, President of Priority Fulfillment Services

Thanks, Mark and good morning. Before beginning my prepared comments I’d like to remind you that when I refer to our services business segment I’m including both our Supplies Distributors and PFS service fee business since both of these businesses have essentially the same operating business model with different financial models.

As Mark indicated, we’re pleased with our results for the quarter for our services business, which included a 20% increase in revenue for the service fee segment. Our top-line growth is mainly due to the implementation of new client agreements, temporary increased activity from one of our largest service fee client and increased project activity. During the quarter, revenue included several new clients that were not fully active this time last year, including Tractor Supply and an undisclosed Fortune 100 big box retailer.

During this quarter, we were awarded four new deals with leading well-known brands in the consumer goods space, and we finalized contracts for two of these four deals. First, we signed a new deal with Luxottica Group, which is a global leader in the design, manufacturing and distribution of premium fashion and luxury eyewear, to create and support a new e-commerce solution for Sunglass Hut. Sunglass Hut is a recognized leader in specialty sun retailing offering consumers the latest branded products along with outstanding customer service. Our solution for Sunglass Hut includes custom order management and order fulfillment solutions that will be supported from Memphis and the high-touch customer care solution that will be supported from our Plano, Texas, headquarters. We expect this solution to be implemented by the end of 2008.

Second, we signed an agreement with Sephora. Sephora is a division of Moët Hennessy Louis Vuitton, the world’s leading luxury products group, to provide a customer contact solution that will be supported from our Plano facility. Sephora features over 250 classic and emerging brands

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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across a broad range of product categories. These product categories include skin care, fragrance, makeup, and hair care. In addition to these 250 brands, they also have their own private label merchandise. Sephora operates about 515 stores in 14 countries worldwide with an expanding base of over 126 stores across North America. We believe that similar to other client agreements that we have, this agreement has potential for expansion through offering additional services in the future.
In addition to these new client contracts, let me discuss the implementation of contracts that we had previously announced. During the quarter we launched our program for Discoverystore.com and the Discovery Channel store catalog. Under this agreement, we provide technology, customer care and fulfillment, as well as support for front-end product planning and procurement. And this program is now in full operation.

Furthermore, in August, we launched a new end-to-end platform for Roots.com that utilizes the front-end store technology at Demandware. As previously announced, Roots.com has moved to the Demandware platform to increase e-commerce functionality and improve customer retention. This new site combines the world-class services of PFSweb for contact center management, warehouse logistics and fulfillment with the Demandware technology to provide a single, flexible, best-of-breed solution that spans the e-commerce storefront, delivery of goods and ongoing customer care. We believe this site will prove to be a testimonial to the success of our end-to-end product offering as we evolve that in the marketplace.

The launch of the new Roots.com site represents a significant milestone for our company as it represents our first end-to-end e-commerce client leveraging our partnership with Demandware. The new site features integration with several interactive marketing partners including Sitebrand and Coremetrics. The Canadian and U.S. online storefronts also feature user experience designed by our partner Fluid, they’re an award winning interactive agency team that we’ve partnered with. And soon we will offer hosted social commerce capabilities from Bazaarvoice including product ratings and reviews.

We’ve carefully architected our end-to-end e-commerce solution to address the specific needs of our clients and their customers. And we’re very excited to see such synergy and close collaboration between our various partners as we create the site. All these partners are market leaders, which comprise and bolster our solutions and create, in my opinion, a best-of-breed offering.

Moving forward, we believe there are several factors already built into our business that can drive future growth for our end-to-end e-commerce solution. As traditional retailers struggle in a declining economic environment, we’re seeing a greater number of new business opportunities from companies that want to build an online presence and tap into new markets.

Forrester Research expects Internet sales to surpass $200 billion this year, which is up from $175 billion in 2007. And the New York Times wrote an article a few weeks ago that suggests retailers are investing in online operations and experimenting with new market techniques. Even retailers that are scaling back their physical store presence have stated that they’re looking to expand or enhance their online operations.

Our end-to-end e-commerce solution has already received a very positive response from within the industry, from existing clients and from potential new clients as well. Our new offering supports retailers and branded consumer good manufacturers with a total outsourcing solution that’s customized to their particular e-commerce strategy. And we are able to do this without losing the site or brand control that’s been associated with earlier, proprietary end-to-end outsourcing solutions. We believe this new offering makes a significant difference in our ability to compete for and win new clients.

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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In addition to the favorable industry trend and positive buzz we have around our end-to-end offering at this time, we continue to benefit from very positive working relationships with the other major e-commerce technology providers, such as IBM Websphere, ATG, Market Live, as well as, of course, Demandware. We share existing client relationships with each of these software providers and because of our existing world-class integration with each technology platform. It also is a result of our excellent reputation as a direct-to-consumer service provider, we’re frequently invited to jointly propose on new business with each of these partners.

Our pipeline opinion proposals remains in line with our expectations for this time of year. And currently our prospective new business pipeline is valued in excess of $35 million based on client-projected volumes. This total includes the two new deals we’ve been awarded and for which we are actively finalizing contract terms. We are targeting our lead activity to strengthen in the early fall and our total sales pipeline size to increase.

As we leverage the good news coming from our Roots.com watch as well as a strong presence that we anticipate at several industry events this fall, including the Las Vegas shop.org event. As discussed in previous calls, our global solution can beat many international companies’ desire to reach new customers and new countries via the Internet. They can do this without losing control of their brands and minimizing the risk of entering these new markets leveraging our platform.

While we’ve served the international markets for many years, we’ve recently started to experience even greater demand from companies in North America and Europe looking to reach outside their current geographic market and into markets that historically had less demand. By utilizing e-commerce these companies can tap into these smaller economic, smaller markets economically, and by leveraging the online channel, domestic companies can potentially look to get through some of these economic times by investing in the online channel both here domestically as well as globally.

And now for some highlights from our eCOST business, I’ll turn the floor back over to Mark.
Mark C. Layton, Chairman of the Board, Senior Partner, Chief Executive Officer

Okay, good morning again. Thanks, Mike. Turning now to the eCOST.com business, we continue to confident that 2008, despite the impact of slowing economy, will show revenue growth for the year as well as improve gross margins and control costs as a result of our improving operating structure in this business. During the second quarter we saw improved year-over-year gross profit percentage that included freight, which was driven by the shift of our overall product mix since the overall, since the introduction of new higher margin product categories and the impact of a number of new vendor sources that drove a very attractive deal opportunities this past quarter.

To the first half of 2008 we’re making good progress on the continued and ongoing redevelopment of the eCOST.com website. Revenue for the quarter was down year-on-year due to a couple of factors.

First, the business was impacted by macro consumer spending patterns, brought on by the overall economic conditions that we are experiencing here in the U.S. This particularly resulted in our small, or impacted us in our small to medium, or what we call our B2B sales area, which was down quite a bit from last year. Our B2C area, to where we sell to specific individual consumers, came in relatively flat year-on-year. And we believe sales were also impacted by our heightened focus on various margin expansion programs that ultimately are designed to improve the overall financial health of the business.

Notwithstanding the softness in revenue this quarter, we do anticipate growth in the direct-to-consumer side of the business as we move forward this year. Sighting some industry sources,

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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specifically, comScore Media Matrix, the number of shoppers visiting websites that offer discounts increased 21% from June 2007 to June 2008, and we think this type of information and data relates specifically to deal sites like eCOST.com.
Now, while revenue was down year-on-year, you’ll see that our financial results actually came in generally flat as we compare the second quarter of ‘08 to the second quarter of ‘07. This was a result, as I mentioned, on our various margin programs that we have in place that have been real successful this quarter.

As we prepare for the holiday season at eCOST, we’re working feverishly to expand our product offering and to bring on another 20 to 40,000 new products to the site. We believe these additional new products will also help with our market expansion programs as we bring in a mix of higher margin types of products, and also in the broadening of our categories to allow us to reach into other demographic areas as we work to become a more general product site.

We have four new VW relationships that are currently in various integration and testing phases that will provide the pipeline for these new 20 to 40,000 products. We’re also hopeful to unveil a significant set of enhancements to our bargain countdown deal section of the eCOST.com store sometime in the next couple of months. We believe these enhancements will provide us a greater ability to showcase our great pipeline of daily deals in a manner that better highlights the limited quantity and limited time nature of these offerings. Product deals are cornerstone to our growth and to the effectiveness of our viral and e-mail marketing programs and we believe these new enhancements to bargain countdown will help to accelerate our success with these marketing programs.

Let me provide you just a few specifics on the operating metrics for eCOST this quarter. We have ended in June 30 about 1.8 million total customers on our file at this point. That compares to about 1.7 million as we compare it to the same quarter in the prior year period. New customers for the second quarter of 2008 total 29,400, that was versus 25,400 new customers a year ago. For the three months ended June 30, 2008, eCOST reported a total of 61,900 orders shipped, with an average order value of about $365. This compared to about 64,000 orders shipped in the second quarter of ‘07 with an average order value of about $420.

Ad expenses for the second quarter were about $170,000; this compares to about $303,000 for the second quarter of 2007. The decrease in ad spend is consistent with our continued focus on more efficient viral marketing efforts and our focus on controlling customer acquisition costs. This quarter our estimated cost to acquire a new customer was $5.69, this excludes our catalog costs, which is directed to existing customers, and that compares to $9.76 for the second quarter of 2007. So a pretty dramatic decline in our cost to acquire new customers, yet we were up pretty significantly in the number of new customers that we acquire.

We believe this is directly attributable to the viral and e-mail marketing programs that we believe are gaining some good traction for us. Keeping this customer acquisition cost low is critical to the overall profitability of this business as we move into the future. Just some notes there, the estimated cost to acquire a new customer is calculated by taking our total ad expense during a quarter and dividing it by the total number of new customers during that same period.

Moving forward, we still believe eCOST can achieve cash flow break-even of a run rate of about 10 million in revenue at approximately 10 points gross margin. Again, we’re operating a bit below those levels at this point but we still believe that this is achievable goal for us as we look to the future. We’re continuing to make improvements in the shopping experience for our customers as I’ve described. Also we are continuing to work to broaden our selection of merchandise in order to attract a broader range of demographics and a higher mix of products through the use of a number of virtual warehouse agreements.

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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That’s an overview of the eCOST business for the quarter so far this year. Let me now turn the floor over to Tom. We’ll take you through some details on the consolidated financial picture. Tom?
Thomas J. Madden, Senior Partner, Chief Financial Officer and Chief Accounting Officer

Thank you, Mark. Let me first start by providing a brief overview of our consolidated operating results for the quarter ended June 30, 2008, and then I’ll provide some select operating highlights for certain business segments, as well as an overview of key balance sheet items.

As reported in our press release, our consolidated revenues for PFSweb for the quarter ended June 30, 2008, were $110.7 million compared to $108.4 million reported for the second quarter for 2007. Gross profit for the second quarter of 2008 was $12.8 million or 12% of net revenues excluding past due revenues as compared to $11.9 million or 11% of net revenues excluding past due revenues in the second quarter of 2007. The increased consolidated gross profit is primarily attributable to the improved performance in our Services business segment.

As we have discussed previously, we utilized adjusted EBITDA as a key metric in evaluating our operational performance. In the second quarter, our consolidated adjusted EBITDA was $2.5 million versus $3.4 million in the prior year period.

For the second quarter, net income was $62,000 or $0.01 per basic and diluted share as compared to net income of $154,000 or $0.02 per basic and diluted share for the same period last year.

Another key metric we use in evaluating our operation performance is what we refer to as non-GAAP net income. To calculate this we exclude from net income the impact of stock-base compensation and amortization of identifiable and tangible assets. For the second quarter, non-GAAP net income was $0.4 million or $0.04 per basic and diluted share, as compared to non-GAAP net income of $0.5 million or $0.06 per basic and diluted share. I’m sorry, $0.06 for basic share and $0.05 for diluted share for the same period of last year.

We are pleased with our results for this June quarter, especially with it being our fifth consecutive quarter of consolidated net income performance.

Now turning to the performance of select business segments for the quarter ended June 30, 2008. First, Service Fee revenue increased 20% to $21.3 million from $17.6 million in the prior year quarter. This increase is primarily due to incremental revenue attributable to the ramp up of custom solutions for new clients such as Discovery, Riverbed, and others within the past 18 months. We also benefited from increased project activity and a modified contract arrangement with one of our largest Service Fee clients.

These components of our top line growth also contributed to an improved gross margin performance in the Service Fee business in the June 2008 quarter. SG&A increased somewhat in the June quarter versus the prior year; primarily due to increased personnel costs and prior year results benefiting from a favorable impact on exchange rates on certain inter-company accounts.

For our Supplies Distributors business segment, revenue was $60 million in the June 2008 quarter compared to $57.6 million for the prior year period. Gross margin for the Supplies Distributors business was relatively flat at approximately 8% as compared to the second quarter of 2007. Gross margins for the quarters ended June 30, 2008 and 2007 were slightly above our normal range due to the impact of certain incremental inventory cost reductions that occurred.

As for eCOST.com, in the second quarter of 2008 eCOST.com revenue was $23.0 million compared to $27.1 million last year. As Mark indicated earlier, eCOST.com’s adjusted EBITDA was relatively flat on a quarter-over-quarter basis, with a $0.6 million loss.

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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On a consolidated basis from a balance sheet perspective, our debt balances declined this quarter from the March 2008 results, primarily due — as well as from the December 31 results, primarily due to principal payments made under our term debt arrangements, as well as reductions in borrowings under our Service Fee business asset-based lending facility. This latter reduction was partially due to a temporary cash flow benefit from our modified contract structure.

As far as other working capital components, our accounts receivable DSL performance, inventory turnover and accounts payable date-to-paid remain healthy throughout our businesses.

Before turning the call back over to Mark, let me just remind everybody of the completion of our one for 4.7 reverse stock split of the company’s outstanding common stock, which we announced on last quarter’s call. As of June 2, 2008, the total number of shares outstanding was reduced to approximately 9.9 million shares from approximately 46.7 million shares of common stock outstanding at the end of the previous date. As a result of this split, and the reduction in the shares outstanding, the share and per share amounts for both this year’s results, as well as last year’s results, have been adjusted.

Now I’d like to turn the call back over to Mark for closing remarks.
Mark C. Layton, Chairman of the Board, Senior Partner, Chief Executive Officer

Thanks, Tom. Just adding on to the reverse split there, obviously one of the primary objectives in this was related to distancing ourselves from issues with the NASDAQ. We also could gain full re-compliance with the NASDAQ listing requirements this quarter so I think the split objective at least worked for us from that standpoint.

Appreciate the prepared comments this morning. Just to recap things, I’m pleased with our overall performance and results across each of the businesses for the quarter, particularly considering the economic climate is a bit soft out there. Our results for the quarter reflect continued solid execution in our service fee business as we continue to work to develop world-class or best-in-class solutions and a solid base that we have put our eCOST business on as we look to the future to continue to grow that business and to drive profitability from it.

In the face of a difficult retail environment in 2008 we believe our performance will be driven by existing strong client — strong client inside our customer base as well as the new clients that we’ve signed and fully implemented over the last 12 months. With that backdrop and information there, that concludes our prepared comments for today. Operator, we’ll be available now for a few questions, if you could queue those for us, please.

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] Thank you. Your first question is coming from George Walsh of Gilford Securities.
<Q — George Walsh>: Good morning, gentlemen.
<A — Mark Layton>: Hi, George.
<Q — George Walsh>: Just had a question regarding the PFSweb services on the margin side, it looks like sequentially, just quarter-to-quarter, that there was — on the gross margins there was — it was a bit lighter there. Can you just walk through what was going there? Is there anything where there were expenses with new contracts or anything?
<A — Michael Willoughby>: It’s tough to look at it on just a quarter-by-quarter basis because of the timing of project activity that occurs on a quarterly basis with the different clients. You know, I think that last year we would have had some new client activity that negatively impacted our gross margins, but also some higher level of project activities. So, we kind of take a look at it on an overall basis for the year. Our overall desire is to try to maintain a gross-margin performance for the service-fee business in the 25 to 30% range.
<Q — George Walsh>: Okay. And how is it looking, you know, as much as you can see, with the new clients that you’ve signed up for the balance of the years in terms of the revenues and the margins?
<A — Michael Willoughby>: I think, George, as we look to on-board new clients, they’re staying pretty consistently in the range that we’re targeting. We haven’t seen at this point any sort of a devaluation in the deals that we’re looking at. So I’d expect to continue to see the kind of results we’ve seen. And, as Mark indicated in the comments earlier, we do continue to gain leverage from our platform and the investments that we’ve already made. So as we on-board new clients, we should continue to see the positive impact to the bottom line.
<Q — George Walsh>: Okay. And any just further comments you could make on the pipeline in reference to, you know, the numbers up there, but the kind of activity you’re seeing and anything, maybe a little more detail on the initiatives with Demandware?
<A — Michael Willoughby>: Well I can say, I think as indicated earlier, that we’re seeing a very positive impact in our pipeline from the end-to-end announcement. A good percentage of the prospects that are in the pipeline as well as the ones that are in earlier stages that aren’t reflected in that pipeline value, are what I would call image and luxury brands that are looking to have an e-commerce initiative in either North America or globally. And, I think primarily that increased activity’s due to the announcement of the relationship with Demandware as well as putting together the rest of the components of the end-to-end solution, including some of these interactive marketing partnerships we have. One of the interesting things, as we look at our target market, there’s some research out there that indicates for image and luxury brands, only about 30% of those brands actually have a direct-to-consumer online initiative today. So there’s a huge untapped potential out there in the market place, where over 70% of these high-quality luxury brands will be, I believe, over the next year to 18 months, having to seriously consider putting an on-line initiative up. And an outsourcing alternative is the quickest lead-thrifty path to doing that. So I think we’re really well positioned with our end-to-end offering to take advantage of those trends.
<Q — George Walsh>: Okay. And on the marketing side with that, are there any special initiatives you’re doing in addition?

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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<A — Michael Willoughby>: You know, we continue to target the specific verticals with our marketing. I mentioned the image and luxury brand, sort of the sweet spot we’re targeting right now on the retail side. We also continue to address the high-tech marketing vertical that we support. You know we have a great piece of business in that vertical. It sort of has a little less publicity and may be a little less, you know, jazz associated with it, but we continue to perform very well in that sector as well. So you know we’re marketing there as well.
<Q — George Walsh>: Okay, very good. And I’ll get back in queue.
<A — Mark Layton>: Thanks, George.
<Q — George Walsh>: Thanks.
Operator: Thank you. Your next question is coming from Jim Curran with New Sound Investments. Please go ahead.
<Q>: Hi, as a fairly long-term holder, I guess I’m continually to be frustrated with the progress of the eCOST business. As I recall, you paid one-for-one stock for the eCOST business and got five, or worked to get five or so million of EBITDA cost saves out of it. But still to get to where you’re equal to the rest of the business right now you’d have to increase the EBITDA of the eCOST business probably by about 15 million. But by the time you ever do that you’d probably, to get equal to them, you’d probably — the rest of the business would probably be at least 5 million more. So you probably have to increase the business by about 20 million EBITDA just to kind of get it back to a one-to-one ratio. So I mean is that kind of a prospect, is there any kind of prospects in anywhere in the intermediate future of anything near that type of, you know, equality of what the business was when you, you know, one-for-one relationship?
<A — Mark Layton>: Well I think I’m not sure I follow the signs on your map. I mean I understand it, but there was a lot of evaluation peculiarities particularly in the services side of our business. So we continue to believe that business was dramatically undervalued and do as we look at our results today. So I don’t know that, that looking at your one-to-one comparison is the way I would look at it; specifically the eCOST business.
<Q>: Well, if it was dramatically under valued that would mean that you should have been able, and then if you got someone to agree with that you should have been able to get a lower value on, your shares would have been worth a lower ratio. But my main point is what, what is the — five years from now is there anywhere an ability to get any real EBITDA to this business in the neighborhood of 10 to 15 million?
<A — Mark Layton>: Well, again, I’m not going to talk about future targets on that basis from there. But I would point back to the information that we’ve provided as it relates to where the break-even point of the business is. That’s the guidance that we’ve had so far with that. We need to continue to grow the business. We had a great growth in the first quarter of this year. A lot of margin focus this quarter so we had good movement in our Business-to-Consumer side in terms of gross margin improvement. I’d like to see the B2B piece of it can improve some well but I think — improve more but I think we’re well positioned for the fourth quarter and our break even point’s at about 10 million at 10%, so that’s the guidance that we have out there today. There’s clearly been some disappointing things that I’ve already covered in the last eight conference calls related to some things that we have with eCOST that we didn’t expect when we bought it, but we have to kind of view that as water under the bridge at this point and move forward from there. So, I appreciate your comments. Thank you.
<Q>: Can you just I’m confused about what the B2B part of the eCOST business is. Can you describe that, what the difference is between the two legs of the business, that part of the business?

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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<A — Mark Layton>: Sure. We have two segments in the eCOST business. One is a Business-to-Consumer segment. We basically take customers that are individual consumers. You, I, Fred, Joe, individual consumers that are B2Cs, it represents today a little less than half of the revenue and about 60% of the gross margin in the eCOST business. The other part of it is a B2B segment. This is an area where we have direct sales people selling to less than $100 million small and medium, what we would call small and medium sized businesses, SMB. We’re below the radar screen of a CDW or a PC Mall or an Insight and our focus is on more smaller contractors, insurance companies, small public school systems and things in those areas in there and that was the piece of the business that was down this quarter.
Operator: Thank you. Ladies and gentlemen, the floor is still open for questions. [Operator Instructions] Thank you. Your next question is coming from Alex Silverman with Special Situations Funds. Please go ahead.
<Q — Alex Silverman>: Good morning.
<A — Mark Layton>: Hi, Alex.
<Q — Alex Silverman>: In this weak consumer environment, are you finding that — are you finding it that service potential service customers whose work you’re bidding for is — are taking longer to make decisions, or the inverse in that folks are looking to cut costs quickly and therefore are looking for an out source partner?
<A — Thomas Madden>: Well, I think right now if I look at the decision making cycle in the sales cycle for these deals, I would view that people are probably getting to that final decision a little bit more quickly. As far as the reasons for that, I think it probably has more to do with competitive pressure. I mentioned that statistic we see in retail where a large percentage of these brands don’t have an online presence. And now, especially with, growth in domestic retail sales being primarily weighted towards online, I think you should see a lot of pressure on the management teams inside these brands to move forward in online initiatives, so they’re moving through some of the stages more quickly. So yes, I guess the answer — to answer the question, is we do see a faster path through the decision making with most of these deals at this point and I think it’s really just a question of people want to jump on this opportunity right now in 2008 and get online as quickly as they can.
<Q — Alex Silverman>: And any sense what the competitive environment is like for you guys in terms of bidding on this business?
<A — Thomas Madden>: Sure. I think we have a very good handle on that at this point. You know, there’s some interesting dynamics in our marketplace right now with the number of consolidations. We’ve seen some of our competitors doing mergers and acquisitions with other providers; whether that’s vertically integrated companies, you saw that with GSI purchasing e-Dialog, which is an e-mail marketing company. You know, sort of we can put another piece of the puzzle in their solutions. We haven’t yet seen anybody put a true end-to-end solution together from different pieces, especially on a global scale. So when I look at our competitive landscape, even though we certainly compete against GSI Commerce and some of the other players, particularly in an alliance type of situation where you’re — you have multiple parties coming together, not under a single contract but where they’re each individually contracting, none of those competitors have a global solution that can take them, bring them online into the domestic market as well as taking them to Europe or Asia-Pacific, and we have the ability to meet those requirements with a single systems platform and a single technology, so feeling pretty good about where we’re at from a competitive perspective. We will be interested to continue to watch this consolidation as it happens in the marketplace.

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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<A — Mark Layton>: Just add to that a little bit, Alex, you know, two pieces that are interesting to me in this that I think speak to the parts of your question, there’s a lot of focus industry-wise, analyst-wise, and just big company-wise on this space right now. You know, the freight carriers, some of the major kind of traditional logistics guys, some of the people in Europe that are large logistics players, many of the major banks, now have a specific view on this. You know, we would have spent 30 minutes two years ago, three years ago, just trying to describe our space to people. Most people today see the space and understand it. So that’s I think an important metric as we look at the space. I guess you could even use the word legitimizing, but there’s a lot of focus on it out there and it I think will invite additional competition and dynamics in the industry as we look to the future. So you know that’s a two-edged sword there’s good things and bad things about that in terms of, we’ve got a great infrastructure, and we believe a lot of barriers to entry for other people that are there. But as major names get more involved in this space, it really allows people to find us more easily, and that’s important for our marketing efforts as well.
<Q — Alex Silverman>: Great. Thank you, guys.
<A — Mark Layton>: Thanks, Alex.
Operator: Thank you. Your next question is coming from Steven Becker with Greenway Capital. Please go ahead.
<Q — Steven Becker>: Hi, guys. How are you? I just had a few questions on the balance sheet. I don’t know if this is seasonal or just help me to understand, receivables in the last six months are down about eight million, inventories have bumped up about six and change, and payables are up pretty dramatically, is that the seasonal fluctuation, or kind of how do I look at that?
<A — Thomas Madden>: Yes, part of it is seasonal fluctuation with just the — at the end of December we’re coming off of our higher seasonal activity for our services business. That creates some incremental receivables out there as well as Supplies Distributors business is generally a little bit higher at the end of — in the December quarter than it would be throughout the year, so you see some reduction there. From an inventory standpoint our inventory levels start building a little bit this time of year as we look towards increasing the sales out later on this year, so that’s the other piece of it.
<Q — Steven Becker>: And then the payables?
<A — Thomas Madden>: Again, it’s somewhat associated with the receivables and inventory changes that have occurred there. And we have some impact from the contract modification I talked about earlier, where we ended up getting some benefit from a cash standpoint there.
<Q — Steven Becker>: So if I looked at this last year, the ratios would be pretty similar?
<A — Thomas Madden>: You know, the inventory moves around a little bit. Our largest relationship is with IBM from the Supplies Distributors side, and it’s just the timing of receipts, the product is manufactured overseas and sent to us. So there’s going to be fluctuations from an inventory standpoint on a quarter-by-quarter basis. Again, it starts ramping up a little bit as we move toward the latter half of the year and expect to see some volume increases there.
<Q — Steven Becker>: Okay. Terrific. I appreciate it, good quarter, guys. Thanks.
<A — Mark Layton>: Thank you.
Operator: Thank you. Your next question is coming from George Walsh with Gilford Securities. Please go ahead.

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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<Q — George Walsh>: Could you speak a bit to, I guess, fuel costs that have risen, you know, obviously, over the last several quarters and year — in regards to, I guess, two sides of the business with, you know, logistics and then also on the eCOST side in terms of any shipping costs or pricing. And then I guess the second part of that is just, in terms of general costs for you the kind of other inflationary pressures you might be seeing?
<A — Mark Layton>: Fuel costs are concerning. We have definitely seen pretty dramatic increases particularly in our air transportation costs over the last three months in the fuel surcharges that exist. I have yet to see our first reduction, although I would expect, with the drop in oil prices, that we will see a reduction in the next couple of weeks on the fuel surcharge piece. But it’s been pretty significant and as I said, particularly in air. The way our business is designed, both with eCOST and with our customers is that those costs are basically passed along. In the eCOST scenario, they’re passed along in the freight that we charge at the shopping cart and with our customers it’s passed to them as a pass-through cost in most cases, and they’ll make individual decisions about how they adjust freight rates periodically. So while impactful in terms of an intangible nature and things that we have to do, they don’t directly impact our financial statements at this point. In terms of other costs — I would say probably the only specific thing is our own internal travel costs have certainly increased with the price of airfare and things. And our business is pretty mobile and necessary to be mobile in terms of servicing our clients and the way we market for deals. So we’ve certainly seen some increase in our travel and travel costs that are flowing through our SG&A but, from a materiality standpoint, that’s not huge from things in there. Other than that, I don’t see any other inflationary pressures on the business at this time.
<Q — George Walsh>: Okay. And how did the fuel cost on the eCOST side — freight costs impact the — your marketing thrust/ Is it a deal site, so but then you’ve got the fuel cost to add, so how do you balance that out with pricing and, you know, deals that you’re looking for to price on the site, and your overall attractiveness of your pricing versus just regular retail at this point?
<A — Mark Layton>: I think that the answer to your question is we’re trying to maintain margins so, or actually improve margins so the reality is that our freight cost offering to customers has gone up particularly in air, less so in ground, but particularly in air. So the first thing that you see happen is that the mix of air to ground declines, air declines, and we see a heavier movement toward ground. So that’s the one way consumers react. We do keep a very close competitive tab in terms of our freight costs to the competitors in the eCOST business and at this point we believe we’re still in line or lower than that and it has to do with the strength of the PFSweb’s freight relationships that we’re able to offer, which is one of the benefits that we brought the eCOST up front. You know clearly, there’s a lot of yammer in the press out there about well steel costs go up people buy on-line because the — because the cost of getting to the store and so on and so forth from there. I don’t know for certain you know exactly how that happens in there, but certainly there is an ability for consumers to recognize the need to absorb some of that because they’ve got their own costs in terms of the traditional retail as well. That’s kind of the way it is. It’s a bit — a mushy and you’ve got a lot of factors into it, that’s the way we’re dealing with.
<Q — George Walsh>: Yes, I just was curious to as your customers, the dynamic that you were seeing of customers making that type of decision. Okay. All right, I’ll get back in queue and come back.
<A — Mark Layton>: Thanks.
Operator: Thank you. At this time I’d now like to turn the floor back over to management for any closing comments.
<A — Mark Layton>: Okay, George, if you’ve got one more question, I’ll go ahead and take that now if you want to pop back in.

PFSweb, Inc.	PFSW	Q2 2008 Earnings Call	Aug. 14, 2008
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<Q — George Walsh>: Can you hear me?
<A — Mark Layton>: Yes.
<Q — George Walsh>: Okay, just on the other side, how are things with the banks in general? I know you increased your lines, but just with the general atmosphere out there, you know their relationship with you and their own health and how the lines are with them?
<A — Thomas Madden>: You know we went through renewal processes with most of our banks in the March quarter, and all those banking relationships are good. We’re, our financing needs are within the credit that’s available under those facilities. We’re inclined with all of our terms with those agreements and so we feel good. It’s an area that we continue to watch closely. You know we understand that there’s a continued tightening in the credit markets out there right now and we’ll continue to make sure that we work — continue to work closely with our banks on that.
<Q — George Walsh>: Okay.
<A — Mark Layton>: And good long-standing relationships that we’ve had in place.
<Q — George Walsh>: Okay, very good. Okay, thanks a lot.
Mark C. Layton, Chairman, Senior Partner, Chief Executive Officer

Thanks. We appreciate everybody’s time this morning. And we’ll talk to you again next quarter. Have a great day.

Operator: Thank you, and this concludes today PFSweb Second Quarter Earnings Conference Call. You may disconnect your lines.